Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “SPIETH NEWCO, INC.”, FILED IN THIS OFFICE ON THE SECOND DAY OF DECEMBER, A.D. 2019, AT 12:14 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

7730353 8100	Authentication: 204111428
SR# 20198367189	Date: 12-02-19

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF INCORPORATION OF SPIETH NEWCO, INC.	State of Delaware Secretary of State Division of Corporations Delivered 12:14 PM 12/02/2019 FILED 12:14 PM 12/02/2019 SR 20198367189 - File Number 7730353

FIRST: The name of the corporation is: Spieth Newco, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o United Corporate Services, Inc., 874 Walker Road, Suite C, City of Dover, County of Kent, 19904; and the name of the registered agent of the corporation in the State of Delaware at such address is United Corporate Services, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (“DGCL”) or any successor statute.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is 100 shares, all of which are Common Stock, $0.01 par value per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

FIFTH: The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS
Roy Richter	24 Waterway Ave., Suite 500 The Woodlands, Texas 77380

SIXTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

3. The Board of Directors is expressly authorized to adopt, amend, alter or repeal the bylaws of the Corporation.

SEVENTH: Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

EIGHTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. Any repeal or modification of this provision shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

NINTH: Subject to such limitations as may be from time to time imposed by other provisions of this Certificate of Incorporation, by the bylaws of the Corporation, by the DGCL or other applicable law, or by any contract or agreement to which the Corporation is or may become a party, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this express reservation.

EXECUTED on December 2, 2019.	/s/ Roy Richter
Roy Richter, Incorporator